Exhibit 4.11

CENTRAL FEDERAL CORPORATION

2019 EQUITY INCENTIVE PLAN

Section 1. Purpose. The purpose of the Plan is to advance the interests of the Holding Company and its shareholders by affording to Outside Directors and Employees an opportunity to acquire or increase their proprietary interest in the Holding Company by the grant to such persons of Awards under the terms set forth herein. By encouraging such persons to become owners of the Holding Company, the Holding Company seeks to attract, motivate, reward and retain those highly competent individuals upon whose judgment, initiative, leadership and efforts are key to the success of the Holding Company.

Section 2. Definitions. Whenever used in this Plan, the following words, terms and phrases have the meanings given to them in this Section 2, unless another meaning is expressly provided elsewhere in this Plan or clearly required by the context. When applying these definitions and any other word, term or phrase used in this Plan, the form of any word, term or phrase will include any and all of its other forms.

(a)

“Affiliate” means any entity regardless of its form (including, but not limited to, a corporation, partnership or limited liability company) that directly or indirectly controls, is controlled by or is under common control with, the Holding Company within the meaning of Code Section 414(b), as modified by Code Section 409A.

(b)	“Award” means any Option, Restricted Stock, Restricted Stock Unit or Stock Appreciation Right granted under the Plan.

(c)

“Award Agreement” means the written or electronic agreement between the Holding Company and each Participant that describes the terms and conditions of each Award. If there is a conflict between the terms of this Plan and the terms of any Award Agreement, the terms of this Plan will govern.

(d)	“Bank” means CF Bank and includes any of its wholly owned subsidiaries.

(e)	“Board” means the Board of Directors of the Holding Company.

(f)	“Change in Control” shall mean with respect to the Bank or the Holding Company, an event of a nature that:

(i)

would be required to be reported in response to Item 5.01 of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”); or

(ii)

results in a Change in Control of the Holding Company or the Bank within the meaning of the Home Owner’s Loan Act of 1933, as amended, or the Federal Deposit Insurance Act and the Rules or Regulations promulgated by the Office of Thrift Supervision (the “OTS”), as in effect on the date hereof (provided, that in applying the definition of change in control as set forth under the rules and regulations of the OTS, the Committee shall substitute its judgment for that of the OTS); or

(iii)	without limitation, such a Change in Control shall be deemed to have occurred at such time as:

(A)

any “person” (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of voting securities of the Bank or the Holding Company representing 20% or more of the Bank’s or the Holding Company’s outstanding voting securities or right to acquire such securities except for any voting securities of the Bank purchased by the Holding Company and any voting securities purchased by any employee benefit plan of the Holding Company or its Subsidiaries; or

(B)

individuals who constitute the Board on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Holding Company’s stockholders was approved by a nominating committee solely composed of members who are Incumbent Board members, shall be, for purposes of this clause (B), considered as though he were a member of the Incumbent Board; or

(C)

a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Bank or the Holding Company or similar transaction occurs or is effectuated in which the Bank or Holding Company is not the resulting entity; or

(D)

a proxy statement has been distributed soliciting proxies from stockholders of the Holding Company, by someone other than the current management of the Holding Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Holding Company or Bank with one or more corporations as a result of which the outstanding shares of the class of securities then subject to such plan or transaction are exchanged for or converted into cash or property or securities not issued by the Bank or the Holding Company shall be distributed; or

(E)	a tender offer is made for 20% or more of the voting securities of the Bank or Holding Company then outstanding.

With regard to any Award that is subject to Code Section 409A, the definition of Change in Control contained in this Section 2(f) shall be interpreted in a manner that is consistent with the definition of “change in control event” under Code Section 409A.

(g)	“Code” means the Internal Revenue Code of 1986, as amended, and any applicable rulings or regulations issued under the Code.

(h)

“Committee” means the Compensation Committee of the Board or such other committee of the Board as may be designated by the Board to administer the Plan, which committee shall consist of three or more members of the Board, each of whom is a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act; provided, however, that with respect to the application of the Plan to Awards made to Outside Directors, “Committee” means the Board. To the extent that no Committee exists that has the authority to administer the Plan, the functions of the Committee shall be exercised by the Board. If for any reason the appointed Committee does not meet the requirements of Rule 16b-3, such noncompliance with such requirements shall not affect the validity of Awards, grants, interpretations or other actions of the Committee.

(i)

“Disability” means any mental or physical condition with respect to which the Participant qualifies for and receives benefits under a long-term disability plan of the Holding Company or an Affiliate, or in the absence of such a long-term disability plan or coverage under such a plan, “Disability” shall mean a physical or mental condition which, in the sole discretion of the Committee, is reasonably expected to be of indefinite duration and to substantially prevent the Participant from fulfilling his duties or responsibilities to the Holding Company or an Affiliate. In the case of Incentive Stock Options, “Disability” has the meaning set forth in Code Section 22(e)(3).

(j)

“Effective Date” means the date this Plan is approved by the Board, which is listed on the last page of the Plan; provided, however, that if the Plan is not approved by the shareholders of the Holding Company within twelve (12) months following such adoption, the Plan and all outstanding Awards, if any, shall be deemed null and void and shall be of no force or effect. No shares of Stock may be issued pursuant to this Plan prior to approval of the Plan by the shareholders of the Holding Company.

(k)

“Employee” means any person employed by the Holding Company or an Affiliate. Directors of the Holding Company or any Affiliate who are also employed by the Holding Company or an Affiliate shall be considered Employees under the Plan.

(l)	“Fair Market Value” shall mean the market price of Stock, determined by the Committee as follows:

(i)

If the Stock is traded on the Nasdaq® Stock Market, then the Fair Market Value shall be equal to the closing price reported for the relevant date if it is a trading day or, otherwise, the reported “opening price” on the next trading day;

(ii)

If the Stock was traded on a stock exchange for the date in question, then the Fair Market Value shall be equal to the closing price reported by the applicable composite transactions report for the relevant date if it is a trading day or, otherwise, the reported “opening price” on the next trading day; and

(iii)

If neither of the foregoing provisions is applicable, then (A) with respect to any Incentive Stock Option, Fair Market Value shall be determined by the Committee in compliance with Code Section 422, and (B) with respect to any other Award, the Fair Market Value shall be determined by the Committee in good faith by reasonable application of a reasonable valuation method, considering any and all information the Committee determines relevant, consistent with Code Section 409A.

The Committee’s determination of Fair Market Value shall be conclusive and binding on all persons.

(m)	“Holding Company” means Central Federal Corporation, together with any successor thereto.

(n)	“Incentive Stock Option” shall mean an Option to purchase shares of Stock which is designated as an Incentive Stock Option by the Committee and which meets the requirements of Code Section 422.

(o)	“Nonqualified Stock Option” shall mean an Option to purchase shares of Stock which is does not qualify as an Incentive Stock Option.

(p)

“Option” shall mean an option to purchase shares of Stock granted pursuant to Section 5 of the Plan. Options granted under the Plan shall be either Nonqualified Stock Options or Incentive Stock Options.

(q)	“Outside Director” means a member of the Board or the board(s) of directors of an Affiliate who is not also an Employee of the Holding Company or an Affiliate.

(r)	“Participant” means each Employee or Outside Director who is selected to participate in this Plan by the Committee and to whom an Award has been granted under the Plan.

(s)	“Plan” means this Central Federal Corporation 2019 Equity Incentive Plan and any amendments made hereto after the Effective Date.

(t)	“Restricted Stock” shall mean a share of Stock granted to a Participant pursuant to Section 7 of the Plan.

(u)

“Restricted Stock Unit” shall mean an Award granted pursuant to Section 8 of this Plan under which a Participant is issued a right to receive a specified number of shares of Stock or a cash payment equal to the Fair Market Value of a specified number of shares of Stock, the settlement of which is subject to specified restrictions on vesting and transferability.

(v)

“Retirement” means (i) with respect to an Employee, except as otherwise provided in an Award Agreement, retirement from employment with the Holding Company or an Affiliate in accordance with the then current retirement policies of the Holding Company or Affiliate, as applicable; and (ii) with respect to an Outside Director, the termination of service from the Board and the board(s) of directors of any Affiliate following written notice to the applicable board(s) of directors of the Outside Director’s intention to retire.

(w)

“Stock” means the common stock of the Holding Company, par value $.01 per share; or, in the event that the outstanding shares of Stock are changed into or exchanged for different shares or securities of the Holding Company or some other entity, such other shares or securities.

(x)

“Stock Appreciation Right” shall mean a right to receive an amount equal to the excess of the Fair Market Value on the exercise date over the Fair Market Value on the date the Stock Appreciation Right is granted pursuant to Section 6 of the Plan.

(y)	“Separation from Service” means the Participant’s termination of employment with or service to the Holding Company and the Affiliates, determined pursuant to Code Section 409A.

(z)

“Termination for Cause” shall mean (i) with respect to an Outside Director, removal from the Board or the board(s) of directors of an Affiliate in accordance with the applicable by-laws of the Holding Company and its Affiliates or (ii) with respect to an Employee, as defined under any employment agreement with the Holding

Company or an Affiliate; provided, however, that if no employment agreement exists with respect to the Employee, Termination for Cause shall mean termination of employment because of (A) a material loss to the Holding Company or an Affiliate, or (B) a termination of employment because of a material violation of Holding Company or Bank policies or code of conduct, each as determined by and in the sole discretion of the Committee.

Section 3. Administration of the Plan.

(a)

This Plan shall be administered by the Committee. Subject to the terms of this Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by this Plan, the Committee shall have full power and authority to determine from time to time: (i) the individuals to whom Awards may be granted, (ii) the number of shares of Stock to be subject to each Award, (iii) the period during which each Option or Stock Appreciation Right may be exercised, (iv) the price at which each Option or Stock Appreciation Right may be exercised, (v) the terms and conditions of any Award, and (vi) whether, to what extent and under what circumstances Awards may be settled or exercised in cash or other property or canceled, forfeited or suspended.

(b)

The Committee shall also: (i) interpret and administer this Plan and any instrument or agreement relating to, or Award made under, this Plan; (ii) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of this Plan; and (iii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of this Plan.

(c)

Unless otherwise expressly provided in this Plan, all designations, determinations, interpretations and other decisions under or with respect to this Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all Persons, including without limitation the Holding Company, any Affiliate and any Participant.

(d)

Prohibition of Repricing. Except in connection with a corporate transaction involving the Holding Company (including, without limitation, any Stock dividend, Stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares of Stock), the terms of outstanding Awards may not be amended without shareholder approval to reduce the exercise price of outstanding Options or Stock Appreciation Rights or to cancel outstanding Options or Stock Appreciation Rights in exchange for cash, Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights, or other Awards or property.

(e)

Termination of Plan. The Plan shall terminate upon the earliest of (a) the tenth anniversary of the Effective Date; (b) the date on which all Stock available for issuance under the Plan has been issued pursuant to the exercise or settlement, as applicable, of Awards granted hereunder or with respect to which payments have been made upon the exercise of Stock Appreciation Rights or other rights; or (c) the determination of the Board that the Plan shall terminate. No Awards may be granted under the Plan after such termination date, provided that the Awards granted and outstanding on such date shall continue to have force and effect in accordance with the provisions of the Award Agreements evidencing such Awards.

Section 4. Shares of Stock Subject to Plan.

(a)	Grant of Awards. The Committee shall designate the Employees and Outside Directors eligible to receive Awards and the number of shares of Stock subject to such Awards.

(b)

Stock Available for Awards. Subject to adjustment pursuant to the anti-dilution adjustment provisions of Section 4(e) hereof, the aggregate number of shares of Stock with respect to which Awards may be granted during the term of the Plan shall not exceed 300,000, plus any shares that as of March 27, 2019 are subject to grants under the Central Federal Corporation 2009 Equity Compensation Plan and that are later forfeited or expire. Shares with respect to which Awards may be granted may be either authorized and unissued shares of Stock or shares of Stock issued and thereafter acquired by the Holding Company. All 350,000 shares may be granted as Incentive Stock Options.

(c)

Fiscal Year Limits. Subject to adjustment pursuant to the anti-dilution adjustment provisions of Section 4(e) hereof, during any fiscal year of the Holding Company, the Committee may not make grants of all forms of Awards to a single Participant in this Plan covering more than an aggregate of 75,000 shares of Stock. The aggregate Fair Market Value of the shares of Stock (under all plans of the Holding Company and all of its

Affiliates), with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year, may not exceed $100,000. Any Options that exceed $100,000 shall be treated as Nonqualified Stock Options.

(d)

Share Recycling. Shares of Stock with respect to which an Award granted hereunder shall have been exercised or settled, as applicable, shall not again be available for grant hereunder. If Awards granted hereunder shall expire, terminate or be canceled for any reason without being wholly exercised or settled, as applicable, new Awards may be granted hereunder covering the number of shares of Stock to which such Award’s expiration, termination or cancellation relates. For purposes of clarity, shares of Stock that are withheld from or that are tendered by a Participant (either by delivery or attestation) in payment of an exercise price or to cover withholding tax obligations shall not be available to future grants under the Plan.

(e)

Anti-dilution. If there is a Stock dividend, Stock split, recapitalization (including payment of an extraordinary dividend), merger, consolidation, combination, spin-off, distribution of assets to shareholders, exchange of shares or other similar corporate change affecting the Stock, the Committee will appropriately adjust (i) the number of shares of Stock that may be issued subject to Awards that may be granted to Participants during any period, (ii) the aggregate number of shares of Stock available for Awards or subject to outstanding Awards (as well as any Stock-based limits imposed under the Plan), (iii) the respective exercise price, number of shares of Stock and other limitations applicable to outstanding Awards, and (iv) and other factors, limits or terms affecting any outstanding Awards. Notwithstanding the foregoing, an adjustment pursuant to this Section 4(e) shall be made only to the extent such adjustment complies, to the extent applicable, with Code Section 409A.

Section 5. Options

(a)

Grant of Options. Subject to the terms, restrictions and conditions specified in the Plan and the associated Award Agreement, the Committee may grant Nonqualified Stock Options and Incentive Stock Options to Employees and Nonqualified Stock Options to Outside Directors at any time during the term of the Plan. Each Option granted hereunder shall be evidenced by minutes of a meeting or the written consent of all of the members of the Committee, and by a written Award Agreement in such form as the Committee shall approve from time to time. The Award Agreement shall set forth such terms and conditions of the Option as may be determined by the Committee, consistent with the Plan.

(b)

Exercise Price. The exercise price of the Stock subject to an Option shall not be less than the Fair Market Value on the date the Option is granted; provided, however, that the exercise price for an Incentive Stock Option granted to a Participant who owns or who is deemed to own shares possessing more than 10% of the total combined voting power of all classes of shares of the Holding Company or any Affiliate as determined under Code Section 422 (a “10 Percent Owner”), shall not be less than 110% of the Fair Market Value on the date the Incentive Stock Option is granted.

(c)

Option Grant and Exercise Periods. No Option may be granted after the tenth anniversary of the Effective Date. The period for exercise of each Option shall be determined by the Committee, but in no instance shall such period extend beyond the tenth anniversary of the date of grant of the Option. The period of exercise for each Incentive Stock Option granted to a 10 Percent Owner may not be more than 5 years from the date of grant of the Option.

(d)

Vesting. Options shall be exercisable according to respective vesting schedules set forth in each Award Agreement as determined by the Committee; provided that vesting of any Option that is based in whole or in part on performance conditions and/or the level of achievement versus such performance conditions shall be subject to a performance period of not less than one year, and vesting of any Option based solely upon continued employment or the passage of time shall vest over a period of not less than three years from the date the Award is made, provided that such vesting may occur in pro rata installments over the three-year period, with the first installment vesting no sooner than the first anniversary of the date of grant of such Award.

(e)	Option Exercise Procedure.

(i)

Subject to the terms, restrictions and conditions specified in the Plan and the associated Award Agreement, an Option may be exercised in whole or in part (but with respect to whole shares only) and from time to time by delivering to the Holding Company at its principal office written notice of intent to exercise the Option with respect to a specified number of shares of Stock.

(ii)

Subject to such terms and conditions as may be determined by the Committee in its sole discretion upon grant of any Option, payment for the shares of Stock to be acquired pursuant to exercise of the Option shall be made as follows:

(A)

By delivering to the Holding Company at its principal office a check payable to the order of “Central Federal Corporation” in the amount of the exercise price for the number of shares of Stock with respect to which the Option is then being exercised; or

(B)

By tendering to the Holding Company shares of Stock owned by the Participant for at least six months prior to the date the Option is exercised (or such other period acceptable under the generally accepted accounting principles) having an aggregate Fair Market Value as of the date of exercise equal to the exercise price for the number of shares of Stock with respect to which the Option is then being exercised; or

(C)	By a cashless exercise (including by withholding shares of Stock deliverable upon exercise and through a broker-assisted arrangement to the extent permitted by applicable law); or

(D)	By any combination of payments delivered pursuant to Section 5(e)(ii)(A), (B) and (C) above.

(f)

Rights as a Shareholder. A Participant shall have no rights as a shareholder with respect to any share of Stock subject to such Option prior to the exercise of the Option and the purchase of such shares of Stock.

(g)

Requirement of Notification Upon Disqualifying Disposition Under Code Section 421(b). If any Participant shall make any disposition of shares of Stock delivered pursuant to the exercise of an Incentive Stock Option under the circumstances described in Code Section 421(b) (i.e., a disqualifying disposition), such Participant shall notify the Holding Company of such disposition within ten days thereof.

Section 6. Stock Appreciation Rights

(a)

Grant of Stock Appreciation Rights. Subject to the terms, restrictions and conditions specified in the Plan and the associated Award Agreement, the Committee may grant Stock Appreciation Rights to Participants at any time during the term of the Plan, either alone or in tandem with other Awards. Such Stock Appreciation Rights shall be evidenced by an Award Agreement in such form as the Committee shall from time to time approve. Such Award Agreements shall comply with, and be subject to, the following terms and conditions:

(b)	Exercise Price. The exercise price of a Stock Appreciation Right may not be less than 100% of the Fair Market Value on the date of grant.

(c)

Stock Appreciation Right Period and Exercise. The Award Agreement will specify the period over which a Stock Appreciation Right may be exercised and the terms and conditions that must be met before it may be exercised; provided, however, that an Award Agreement may not permit the Stock Appreciation Right to be exercisable more than 10 years after the date of grant. A Participant may exercise a Stock Appreciation Right by giving written notice of exercise on a form acceptable to the Committee specifying the portion of the Stock Appreciation Right being exercised.

(d)

Vesting. Stock Appreciation Rights shall be exercisable according to respective vesting schedules set forth in each Award Agreement as determined by the Committee; provided that vesting of any Stock Appreciation Right that is based in whole or in part on performance conditions and/or the level of achievement versus such performance conditions shall be subject to a performance period of not less than one year, and vesting of any Stock Appreciation Rights based solely upon continued employment or the passage of time shall vest over a period of not less than three years from the date the Award is made, provided that such vesting may occur in pro rata installments over the three-year period, with the first installment vesting no sooner than the first anniversary of the date of grant of such Award.

(e)

Calculation of Appreciation. Upon the exercise of Stock Appreciation Right, the Participant shall be entitled to receive either (i) cash equal to the excess of the Fair Market Value on the exercise date over the Fair Market Value on the date the Stock Appreciation Right was granted, multiplied by the number shares of Stock with respect to which the Stock Appreciation Right is being exercised (the “Cash Amount”), or (ii) a number of shares of Stock equal to the Cash Amount divided by the Fair Market Value on the exercise date of the Stock Appreciation Right.

(f)

Payment of Appreciation. The total appreciation available to a Participant from an exercise of a Stock Appreciation Right shall be paid in a single lump sum payment in either cash or shares of Stock, as determined by the Committee. Unless an Award Agreement provides that any fractional shares shall be rounded down and forfeited, the Participant will receive cash in lieu of fractional shares.

(g)	Rights as a Shareholder. A Participant shall have no rights as a shareholder with respect to any share of Stock subject to a Stock Appreciation Right.

Section 7. Restricted Stock

(a)

Grant of Restricted Stock. Subject to the terms, restrictions and conditions specified in the Plan and the associated Award Agreement, the Committee may grant Restricted Stock to Participants at any time during the term of the Plan. Such Restricted Stock shall be subject to the terms and conditions that the Committee specifies in the Award Agreement and to the terms and conditions of the Plan. At the Committee’s sole discretion, all shares of Restricted Stock will be held by the Holding Company as escrow agent or issued to the Participant in the form of certificates bearing a legend describing the restrictions imposed on the shares. If the recipient of a Restricted Stock Award is subject to the provisions of Section 16 of the Exchange Act, shares of Stock subject to the grant may not, without the written consent of the Committee (which consent may be given in the Award Agreement), be sold or otherwise disposed of within six (6) months following the date of grant.

(b)

Earning Restricted Stock. Restricted Stock may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated until the terms, restrictions and conditions imposed on the Restricted Stock have lapsed as described in the Award Agreement. Restricted Stock will be (i) forfeited if all terms, restrictions and conditions described in the Award Agreement have not been satisfied or (ii) released from escrow and distributed (or any restrictions described in the certificates removed) as soon as practicable after all terms, restrictions and conditions described in the Award Agreement have been satisfied. Vesting of any Restricted Stock that is based in whole or in part on performance conditions and/or the level of achievement versus such performance conditions shall be subject to a performance period of not less than one year, and vesting of any Restricted Stock based solely upon continued employment or the passage of time shall vest over a period of not less than three years from the date the Award is made, provided that such vesting may occur in pro rata installments over the three-year period, with the first installment vesting no sooner than the first anniversary of the date of grant of such Award.

(c)

Rights Associated with Restricted Stock. During the applicable period of restriction and unless the Award Agreement provides otherwise, each Participant to whom Restricted Stock has been granted (i) may exercise full voting rights associated with that Restricted Stock and (ii) will be entitled to receive all dividends and other distributions paid with respect to that Restricted Stock; provided, however, that such dividends or other distributions shall be subject to the same restrictions on transferability and forfeitability as the shares of Restricted Stock with respect to which they were issued. This means that no accrued dividends shall be paid to the Participant until the restrictions on the Restricted Stock lapse and such dividends shall be forfeited to the extent that the Participant forfeits the related Restricted Stock.

(d)

Notification of Code Section 83(b) Election. In the event that a Participant wishes to elect under Code Section 83(b) to include in gross income in the year of transfer the amounts specified in Code Section 83(b), the Participant shall notify the Holding Company of such election within ten days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Code Section 83(b).

Section 8. Restricted Stock Units

(a)

Grant of Restricted Stock Units. Subject to the terms, restrictions and conditions specified in the Plan and the associated Award Agreement, the Committee may grant Restricted Stock Units to Participants at any time during the term of the Plan. Such Restricted Stock Units shall be subject to the terms and conditions that the Committee specifies in the Award Agreement and the terms and conditions of the Plan.

(b)

Award Agreement. Each Award of Restricted Stock Units shall be evidenced by an Award Agreement that specifies the number of shares of Stock underlying the Award, the restricted period, the conditions upon which the restrictions on the Restricted Stock Units will lapse, the time at which and form in which the Restricted Stock Units will be settled, and such other terms and conditions as the Committee determines and which are not inconsistent with the terms and conditions of this Plan.

(c)

Terms, Conditions and Restrictions. The Committee shall impose such other terms, conditions and restrictions on any Award of Restricted Stock Units as the Committee may deem advisable, including, without limitation, restrictions based on the achievement of specific performance goals, time-based restrictions, holding requirements or sale restrictions placed on the underlying shares of Stock by the Holding Company upon vesting of such Restricted Stock Units. Vesting of any Restricted Stock Unit that is based in whole or in part on performance conditions and/or the level of achievement versus such performance conditions shall be subject to a performance period of not less than one year, and vesting of any Restricted Stock Unit based solely upon continued employment or the passage of time shall vest over a period of not less than three years from the date the Award is made, provided that such vesting may occur in pro rata installments over the three-year period, with the first installment vesting no sooner than the first anniversary of the date of grant of such Award.

(d)	Form of Settlement. An Award of Restricted Stock Units may be settled in full shares of Stock, in cash or in a combination thereof, as specified by the Committee in the related Award Agreement.

(e)

Dividend Equivalents. Awards of Restricted Stock Units may provide the Participant with dividend equivalents, as determined by the Committee in the Committee’s sole discretion and as set forth in the related Award Agreement; provided, however, that such dividend equivalents shall be subject to the same terms and conditions, including the applicable forfeiture conditions, as the Restricted Stock Units. This means that no amount shall be paid in connection with a dividend equivalent right until shares of Stock are issued or cash is paid in connection with the Restricted Stock Units and any dividend equivalents shall be forfeited to the extent that the Participant forfeits the related Restricted Stock Units.

(f)	No Voting Rights. In no event will a Participant have any voting rights with respect to the shares of Stock underlying the Restricted Stock Units.

Section 9. General Provisions.

(a)

Nontransferability. Except as specifically permitted in an Award Agreement, during a Participant’s lifetime, any Award may be exercised only by the Participant or any guardian or legal representative of the Participant and the Award shall not be transferable except by will or the laws of descent and distribution. No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Holding Company or any Affiliate.

(b)

Effect of Termination, Disability or Death. Unless otherwise specified in the Award Agreement or determined by the Committee, all Awards will be exercisable or forfeited as described in this Section 9(b):

(i)

Termination. If a Participant’s service as an Outside Director or an Employee terminates for any reason, other than Retirement, Disability, death or Termination for Cause, before the date of expiration of the Awards held by such Participant, (A) any Options and Stock Appreciation Rights that are not exercisable, and any unvested Restricted Stock and Restricted Stock Units, shall become null and void on the date of such termination and (B) all exercisable Options and Stock Appreciation Rights shall terminate on the earlier of (1) the date of expiration of the Options and Stock Appreciation Rights, as applicable, or (2) 3 months following the date of the Participant’s termination.

(ii)

Retirement. If a Participant Retires before the date of expiration of the Awards held by such Participant, (A) any Options and Stock Appreciation Rights that are not exercisable, and any unvested Restricted Stock and Restricted Stock Units, shall become null and void on the date of such termination; (B) all exercisable Options and Stock Appreciation Rights shall terminate on the earlier of (1) the date of expiration of the Options and Stock Appreciation Rights, as applicable, or (2) one year following the date of the Participant’s termination; and (C) to the extent provided in an Award, any unvested Restricted Stock Units shall become fully vested. Any Incentive Stock Options exercised more than three (3) months following a Participant’s Retirement date will be treated as Nonqualified Stock Options for tax purposes.

(iii)

Disability or Death. If a Participant’s service as an Outside Director or an Employee terminates due to his death or Disability before the expiration of the Awards held by the Participant, (A) any Options and Stock Appreciation Rights that are not exercisable shall become exercisable and all Options and Stock Appreciation Rights shall terminate on the earlier of (1) the date of expiration of the Options and Stock

Appreciation Rights, as applicable, or (2) one year following the date of the Participant’s death or Disability; and (B) any unvested Restricted Stock and Restricted Stock Units shall become fully vested. The executor, administrator or personal representative of the estate of a deceased Participant, or the person or persons to whom an Award granted hereunder shall have been validly transferred by the executor, the administrator or the personal representative of the Participant’s estate, shall have the right to exercise the Participant’s Option or Stock Appreciation Right or receive the Participant’s Restricted Stock and Restricted Stock Units.

(iv)	Termination for Cause. If a Participant’s service as an Outside Director or an Employee Terminates for Cause, any outstanding Award shall become null and void on the date of such termination.

An Employee who also serves as a director of the Holding Company or an Affiliate, who terminates employment with the Holding Company and all Affiliates, but who retains his status as a director, is not considered terminated with respect to any outstanding Award until the date the Participant ceases to be both an Outside Director and an Employee.

(c)	Effect of a Change in Control.

(i)

Upon a Change in Control, (A) all Options and Stock Appreciation Rights held by an individual as of the date of the Change in Control shall immediately become exercisable and shall remain exercisable until the expiration of the term of the Option or Stock Appreciation Right; and (B) any unvested Restricted Stock and Restricted Stock Units shall become fully vested.

(ii)

In the event of a Change of Control, each outstanding Option or Stock Appreciation Right may be assumed or an equivalent option or right shall be substituted by the successor corporation or a parent or subsidiary of such successor corporation. If such successor corporation does not agree to assume the outstanding Options or to substitute equivalent options or rights, then each Option, at the direction and discretion of the Committee:

(A)

may (subject to such conditions, if any, as the Committee deems appropriate under the circumstances) be cancelled unilaterally by the Holding Company in exchange for (a) a transfer to such Participant of the number of whole shares of Stock, if any, equal in Fair Market Value to the then-difference between the exercise price of the Option or Stock Appreciate Right and the Fair Market Value of the Stock issuable upon the Option’s or Stock Appreciation Right’s exercise, or (b) a cash payment equal to the then-difference between the exercise price of the Option or Stock Appreciation Right and the Fair Market Value of the Stock issuable upon the Option’s or Stock Appreciation Right’s exercise.

(B)	may be cancelled unilaterally by the Holding Company if the exercise price equals or exceeds the Fair Market Value of a share of Stock on a date set by the Board.

(d)	Amendment, Modification and Termination of the Plan.

(i)

The Committee may terminate, modify or amend this Plan at any time. No such action to amend the Plan shall reduce the then-existing number of Awards granted to any Participant or adversely change the terms and conditions thereof without such Participant’s consent.

(ii)

In no event shall the Board of Directors amend the Plan or shall the Committee amend an Award Agreement in any manner that effectively: (A) allows any Option to be granted with an Exercise Price below the Fair Market Value of the Stock on the date of grant; (B) allows the Exercise Price of any Option previously granted under the Plan to be reduced after the date of grant; (B) extends the Option term, unless and until the Committee determines that such extension does not cause the Option to cease to be exempt from Code Section 409A because it does not constitute a deferral of compensation that would subject the Option to the excise taxes provided under Code Section 409A.

(iii)	In addition, no amendment or modification of the Plan shall become effective without the approval of such amendment or modification by a majority of the shareholders of the Company:

(A)

if such amendment or modification increases the maximum number of shares subject to the Plan (except as provided in Section 4(e)) or changes the designation or class of persons eligible to receive Awards under the Plan; or

(B)	to make any grants of Awards after any change in the granting corporation (for example, by assumption of the Plan by another corporation) or in the definition of Stock; or

(C)	if counsel for the Holding Company determines that such approval is otherwise required by or necessary to comply with applicable law.

(e)

No Right to Continued Employment. Eligibility for participation in this Plan or the grant of an Award shall not be construed as giving a Participant the right to be retained in the employ or service of the Holding Company or an Affiliate. Further, the Holding Company or an Affiliate may at any time dismiss a Participant from employment or service as an Outside Director, free from any liability or any claim under this Plan, unless otherwise expressly provided in this Plan or in any Award Agreement.

(f)

Tax Withholding. The Holding Company and/or any applicable Affiliate will withhold from amounts distributed to a Participant under this Plan or require the Participant to remit to the Holding Company or any applicable Affiliate an amount sufficient to satisfy all federal, state and local income and employment tax withholding requirements with respect to any amounts paid pursuant to the terms of this Plan. At the discretion of the Committee, a Participant may be permitted to pay to the Holding Company the withholding amount in the form of cash, shares of Stock owned by the Participant for at least the previous six months (or such other period acceptable under the generally accepted accounting principles) or by having the Holding Company withhold shares of Stock from the settlement of the Award. If payment of the withholding amount is made by tendering shares of Stock, the value of the shares of Stock delivered shall equal the Fair Market Value on the applicable day.

(g)

Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in this Plan.

(h)

Other Compensation. The adoption of the Plan shall not preclude the Holding Company or any Affiliate from establishing any other forms of incentive or other compensation for Outside Directors or Employees.

(i)

No Impact on Benefits. Any amounts paid from the Plan are not compensation for purposes of calculating the Participant’s rights under any employee benefit plan that does not specifically require the inclusion of such amounts in calculating benefits.

(j)

Golden Parachute Tax. If the payments and the value of benefits received or to be received by a Participant under this Plan, together with any other amounts and the value of benefits received or to be received by the Participant in connection with a Change in Control would result in the imposition of an excise tax pursuant to or by reason of Code Section 4999, then the payment and value of benefits generating that excise tax will be reduced to the extent needed to avoid that excise tax.

(k)

Unsecured and Unfunded Obligation. All payments of benefits under this Plan shall be made directly from the general assets of the Holding Company, and the right of any Participant to any payment of such benefits shall be solely that of an unsecured general creditor of the Holding Company. No assets of the Holding Company or any Affiliate shall be set aside, earmarked, placed in trust or escrow or represented as being specifically set aside to provide for benefits under this Plan.

(l)

Requirements of Law. The grant of Awards and the issuance of shares of Stock under this Plan are subject to all applicable laws, rules and regulations and to any required approvals of any governmental agencies or national securities exchanges. Also, no shares of Stock will be issued under the Plan unless the Holding Company is satisfied that the issuance of those shares of Stock will comply with applicable federal and state securities laws. Shares of Stock tendered under the Plan may be subject to any stock transfer orders and other restrictions that the Committee believes to be advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any exchange, market or other quotation system on or through which the Holding Company’s securities are then traded, or any other applicable federal or state securities law. The Committee may cause a legend or legends to be placed on any certificates issued under the Plan to make appropriate reference to restrictions within the scope of this section.

(m)

Governing Law. This Plan shall be construed in accordance with and governed by the laws of the State of Delaware without regard to conflicts-of-laws principles that would require the application of any other law.

(n)	Headings. Headings are inserted in this Plan for convenience of reference only and are to be ignored in a construction of the provisions of this Plan.

(o)

Jurisdiction and Jury Trial Waiver. All disputes of any kind or nature arising out of or in any way connected to the interpretation of this Plan shall be resolved in the state or federal courts located in Franklin County, Ohio. All parties under this Plan agree to waive the right to trial by jury for all purposes in any dispute arising out of or in any way connected to the interpretation of this Plan.

(p)

Code Section 409A. This Plan is intended to comply with the requirements of Code Section 409A, and the Holding Company will interpret, apply and administer this Plan in accordance with this intent. Notwithstanding the foregoing, none of the Holding Company, the Board or its delegates shall have any liability to a Participant for failure to comply with the requirements of Code Section 409A. If an Award is intended to be subject to Section 409A, Participants who are “specified employees” (as defined under Section 409A), shall not be paid any amount under such Award in connection with a separation from service until the first day of the seventh month after such separation from service.

(q)	Plan Binding on Successors. The Plan shall be binding upon the successors and assigns of the Holding Company.

This Plan is adopted by the Board on the 27th day of March, 2019.

IN WITNESS WHEREOF, the Holding Company has caused the Plan to be executed this 27th day of March, 2019.

CENTRAL FEDERAL CORPORATION

By:	/s/ Timothy T. O’Dell
Name:	Timothy T. O’Dell
Title:	President and Chief Executive Officer